Exhibit 99.1
DuPont Reports Fourth Quarter and Full Year 2025 Results

Exceeds Fourth Quarter and Full Year 2025 Guidance
Initiates First Quarter and Full Year 2026 Guidance

Fourth Quarter 2025 Highlights
•Net Sales of $1.7 billion were flat; organic sales decreased 1% versus year-ago period including a $30 million, or 2%, headwind from the third quarter timing shift
•GAAP Loss from continuing operations of $(108) million; operating EBITDA of $409 million
•    GAAP EPS from continuing operations of $(0.27); adjusted EPS of $0.46
•    Cash provided by operating activities from continuing operations of $87 million, including $228 million of separation-related transaction cost and other payments; transaction-adjusted free cash flow of $228 million

Full Year 2025 Highlights
•Net Sales of $6.8 billion increased 2%; organic sales increased 2% versus year-ago period
•GAAP Income from continuing operations of $98 million; operating EBITDA of $1.63 billion
•GAAP EPS from continuing operations of $0.21; adjusted EPS of $1.68
•Cash provided by operating activities from continuing operations of $560 million, including $462 million of separation-related transaction cost and other payments; transaction-adjusted free cash flow of $689 million

WILMINGTON, Del., Feb. 10, 2026 - DuPont (NYSE: DD) announced its financial results(1) for the fourth quarter and full year ended December 31, 2025 and initiated financial guidance for the first quarter and full year 2026.

“Our full year results capped a year of strong, disciplined execution” said Lori Koch, DuPont Chief Executive Officer. “Our teams delivered against our commitments in a dynamic macro environment, driving organic growth, margin expansion, double-digit adjusted EPS growth, and strong cash flow generation.”

“Exiting the year with this momentum, we are well positioned to continue advancing our strategic priorities centered on driving growth and delivering consistent performance to create value for shareholders, customers and our employees,” Koch concluded.

Fourth Quarter 2025 Consolidated Results(1)

Dollars in millions, unless noted	4Q’25	4Q’24	Change vs. 4Q’24	Organic Sales (2) vs. 4Q’24
Net sales	$1,693	$1,689	-	(1)%
GAAP Income from continuing operations	$(108)	$(291)	63%
Operating EBITDA(2)	$409	$395	4%
Operating EBITDA margin(2) %	24.2%	23.4%	80 bps
GAAP EPS from continuing operations	$(0.27)	$(0.70)	61%
Adjusted EPS(2)	$0.46	$0.39	18%
Cash provided by operating activities – cont. ops.	$87	$161	(46)%
Transaction-adjusted free cash flow(2)	$228	$119	92%

(1)Results and cash flows are presented on a continuing operations basis, now reflecting the Electronics and Aramids businesses as discontinued operations. See page 8 for further information, including the basis of presentation included in this release.
(2)Organic sales, operating EBITDA, operating EBITDA margin, adjusted EPS, transaction-adjusted free cash flow and transaction-adjusted free cash flow conversion are non-GAAP measures and only reflect continuing operations. See page 9 for further discussion, including a definition of significant items. Reconciliation to the most directly comparable GAAP measure, including details of significant items begins on page 16 of this communication.
(3)Effective in the fourth quarter of 2025, following the separation of the Electronics business on November 1, 2025, the Company made changes to its management and reporting structure creating two new reportable segments: Healthcare & Water Technologies and Diversified Industrials.

Net sales
•Net sales were flat as a 1% decrease in volume was offset by a 1% currency benefit. Price was flat year-over-year. Fourth quarter net sales included an approximately $30 million, or 2%, headwind from the order timing shift into the third quarter related to system cut-over activities in advance of the planned electronics separation.
•    3% organic sales growth in Healthcare & Water Technologies; 4% organic sales decline in Diversified Industrials.

GAAP Loss from continuing operations
•GAAP Loss/GAAP EPS from continuing operations improved on higher segment earnings and the absence of prior year losses related to interest rate swaps.

Operating EBITDA
•Operating EBITDA increased on favorable mix and cost productivity, partially offset by growth investments.

Adjusted EPS
•Adjusted EPS increased on higher segment earnings and lower interest expense, partially offset by a higher tax rate.

Cash provided by operating activities from continuing operations
•Cash provided by operating activities from continuing operations in the quarter of $87 million, capital expenditures of $87 million and separation-related transaction cost and other payments of $228 million resulted in transaction-adjusted free cash flow and related conversion of $228 million and 118%, respectively.

Fourth Quarter 2025 Segment Highlights

Healthcare & Water Technologies(3)

Dollars in millions, unless noted	4Q’25	4Q’24	Change vs. 4Q’24	Organic Sales(2) vs. 4Q’24
Net sales	$821	$790	4%	3%
Operating EBITDA	$255	$246	4%
Operating EBITDA margin %	31.1%	31.1%	-

Net sales
•Net sales increased 4% on organic sales growth of 3% and a currency benefit of 1%. Fourth quarter net sales included an approximately $15 million, or 2%, headwind from the order timing shift into the third quarter due to separation-related activities primarily in Water Technologies.
◦Healthcare Technologies sales up mid-single digits on an organic basis on broad-based growth led by medical packaging and medical devices.
◦Water Technologies sales up low-single digits on an organic basis primarily due to strength in industrial water markets.

Operating EBITDA
•Operating EBITDA increased on organic growth and productivity, partially offset by growth investments.
•    Operating EBITDA margin of 31.1% was flat year-over-year.

Diversified Industrials(3)

Dollars in millions, unless noted	4Q’25	4Q’24	Change vs. 4Q’24	Organic Sales(2) vs. 4Q’24
Net sales	$872	$899	(3)%	(4)%
Operating EBITDA	$197	$193	2%
Operating EBITDA margin %	22.6%	21.5%	110 bps

Net sales
•Net sales decreased 3% as organic sales declines of 4% were partially offset by a 1% benefit from currency. Fourth quarter net sales included an approximately $15 million, or 2%, headwind from the order timing shift into the third quarter due to separation-related activities primarily in Industrial Technologies.
◦Building Technologies sales down high-single digits on an organic basis from ongoing weakness in construction markets.
◦Industrial Technologies sales down low-single digits on an organic basis as strength in aerospace was offset by weakness in printing and packaging markets.

Operating EBITDA
•Operating EBITDA increased on favorable mix and cost productivity.
•    Operating EBITDA margin of 22.6% increased 110 basis points.

Full Year 2025 Consolidated Results(1)

Dollars in millions, unless noted	FY’25	FY’24	Change vs. FY’24	Organic Sales(2) vs. FY’24
Net sales	$6,849	$6,719	2%	2%
GAAP Income (loss) from continuing operations	$98	$(96)	202%
Operating EBITDA(2)	$1,628	$1,531	6%
Operating EBITDA margin(2) %	23.8%	22.8%	100 bps
GAAP EPS from continuing operations	$0.21	$(0.23)	191%
Adjusted EPS(2)	$1.68	$1.45	16%
Cash provided by operating activities – cont. ops.	$560	$765	(27)%
Transaction-adjusted free cash flow(2)	$689	$587	17%

Net sales
•Net sales increased 2% as a 3% increase in volume was partially offset by a 1% decrease in price.
•7% organic sales growth in Healthcare & Water Technologies; 2% organic sales decline in Diversified Industrials.

GAAP Income from continuing operations
•GAAP Income/GAAP EPS from continuing operations increased on higher segment earnings and a lower effective tax rate.

Operating EBITDA
•Operating EBITDA increased on organic growth and productivity, partially offset by growth investments.

Adjusted EPS
•Adjusted EPS increased on higher segment earnings and lower interest expense.

Cash provided by operating activities from continuing operations
•Cash provided by operating activities from continuing operations in the year of $560 million, capital expenditures of $333 million and separation-related transaction cost and other payments of $462 million resulted in transaction-adjusted free cash flow and related conversion of $689 million and 98%, respectively.

Full Year 2025 Segment Highlights

Healthcare & Water Technologies(3)

Dollars in millions, unless noted	FY’25	FY’24	Change vs. FY’24	Organic Sales(2) vs. FY’24
Net sales	$3,233	$2,976	9%	7%
Operating EBITDA	$972	$844	15%
Operating EBITDA margin %	30.1%	28.4%	170 bps

Net sales
•Net sales increased 9% on organic sales growth of 7%, a currency benefit of 1% and a portfolio benefit of 1%.
▪Healthcare Technologies sales up high-single digits on an organic basis on broad-based growth led by medical packaging and biopharma.
▪Water Technologies sales up mid-single digits on an organic basis primarily due to strength in industrial and municipal water markets.

Operating EBITDA
•Operating EBITDA increased on organic growth and productivity, partially offset by growth investments.
•Operating EBITDA margin of 30.1% increased 170 basis points.

Diversified Industrials(3)

Dollars in millions, unless noted	FY’25	FY’24	Change vs. FY’24	Organic Sales(2) vs. FY’24
Net sales	$3,616	$3,743	(3)%	(2)%
Operating EBITDA	$800	$839	(5)%
Operating EBITDA margin %	22.1%	22.4%	(30) bps

Net sales
•Net sales decreased 3% on an organic sales decline of 2% and a portfolio headwind of 1%.
◦Building Technologies sales down mid-single digits on an organic basis from ongoing weakness in construction markets.
◦Industrial Technologies sales up low-single digits on an organic basis driven by growth in aerospace markets.

Operating EBITDA
•Operating EBITDA decreased as cost productivity was more than offset by the organic sales decline.
•Operating EBITDA margin of 22.1% decreased 30 basis points.

2026 Financial Outlook

Dollars in millions, unless noted	1Q’26E	Full Year 2026E
Net sales	~$1,670	$7,075 - $7,135
Operating EBITDA(2)	~$395	$1,725 - $1,755
Adjusted EPS(2)	~$0.48	$2.25 - $2.30

“Our fourth quarter and full year results reflect disciplined execution across the company and a continued focus on operational and financial rigor delivering strong cash generation and margin expansion,” said Antonella Franzen, DuPont Chief Financial Officer.

“Our 2026 guidance is in line with the medium-term targets communicated at our recent investor day. Our full year net sales guidance assumes about 3% organic growth and a currency tailwind of about 1% versus last year. Our first quarter net sales assumes about 2% organic growth coupled with a currency tailwind of about 2% on a year-over-year basis,” Franzen concluded.

Conference Call
The Company will host a live webcast of its quarterly earnings conference call with investors to discuss its results and business outlook beginning today at 8:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DuPont’s Investor Relations Events and Presentations page. A replay of the webcast also will be available on the DuPont’s Investor Relations Events and Presentations page following the live event.

About DuPont
DuPont (NYSE: DD) is a global innovation leader, providing advanced solutions that help transform industries and improve everyday life across our key markets of healthcare, water, construction, and industrial. More information about the company, its businesses and solutions can be found at www.dupont.com. Investors can access information included on the Investor Relations section of the website at investors.dupont.com.

For further information contact: DuPont Investors: Ann Giancristoforo ann.giancristoforo@dupont.com +1 989-294-5890	Media: Dan Turner daniel.a.turner@dupont.com +1 302-299-7628

DuPontTM and all products, unless otherwise noted, denoted with TM, SM or ® are trademarks, service marks or registered trademarks of affiliates of DuPont de Nemours, Inc.

Overview
DuPont de Nemours, Inc. (“DuPont”) completed the previously announced separation of its Electronics business (the “Electronics Separation”) into an independent public company, Qnity Electronics, Inc. (“Qnity”), by way of the distribution to DuPont's stockholders of record as of October 22, 2025 of all the issued and outstanding common stock of Qnity on November 1, 2025 (the “Qnity Distribution”). As a result, beginning in the fourth quarter of 2025, the financial results of the divested Electronics business are reflected in DuPont's Consolidated Financial Statements as discontinued operations, along with comparative periods.

On August 29, 2025, DuPont announced a definitive agreement to sell the aramids business (the “Aramids Divestiture”) to Arclin a portfolio company of a TJC LP, (“TJC”) affiliate, in return for pre-tax cash proceeds of approximately $1.2 billion, subject to customary transaction adjustments, a note from TJC in the principal amount of $300 million and a minority equity interest (the “Equity Consideration”) valued at $325 million in the future Arclin holding company that will hold the Arclin global materials business and the aramids business being divested. The transaction is expected to close around the end of the first quarter 2026, subject to customary closing conditions and receipt of regulatory approvals. As a result, beginning in the third quarter of 2025, the financial results of the aramids business being divested are reflected in DuPont's Consolidated Financial Statements as discontinued operations, along with comparative periods.

Cautionary Statement Regarding Forward-looking Statements
Certain statements in this release may be considered forward-looking statements, within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often contain words such as “expect”, “anticipate”, “intend”, “plan”, “believe”, “seek”, “see”, “will”, “would”, “target”, “outlook”, “stabilization”, “confident”, “preliminary”, “initial”, “continue”, “may”, “could”, “project”, “estimate”, “forecast” and similar expressions and variations or negatives of these words. All statements, other than statements of historical fact, are forward-looking statements. Forward-looking statements address matters that are, to varying degrees, uncertain and subject to risks, uncertainties, and assumptions, many of which are beyond DuPont's control, that could cause actual results to differ materially from those expressed in any forward-looking statements.

Forward-looking statements are not guarantees of future results. Some of the important factors that could cause DuPont's actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to (i) the ability to realize the intended benefits of the Electronics Separation and Qnity Distribution, including achievement of the intended tax treatment; contractual allocation to, and assumption by Qnity of certain liabilities, including certain legacy liabilities with respect to PFAS; and the possibility of disputes, litigation or unanticipated costs in connection with the Electronics Separation and Distribution; (ii) the ability to timely effect, if at all, the Aramids Divestiture and the impact on DuPont’s balance sheet, financial condition and future results of operations; (iii) risks and costs related to the impact of the arrangement to share future eligible PFAS costs by and among DuPont, Corteva and Chemours, including the outcome of pending or future litigation related to PFAS or PFOA, which includes personal injury claims and natural resource damages claims; the extent and cost of ongoing and potential future remediation obligations; and changes in laws and regulations applicable to PFAS chemicals; (iv) the failure to realize expected benefits and effectively manage and achieve anticipated synergies and operational efficiencies in connection with the Electronics Separation, the Aramids Divestiture and completed and future, if any, divestitures, mergers, acquisitions, and other portfolio management, productivity and infrastructure actions; (v) risks and uncertainties that are outside the Company’s control but adversely impact the overall environment in which DuPont, its customers and/or its suppliers operate, including changes in economic, political, regulatory, international trade, geopolitical, military conflicts, capital markets and other external conditions, including pandemics and responsive actions, as well as natural and other disasters or weather-related events; (vi) the ability to offset increases in cost of inputs, including raw materials, energy and logistics; (vii) the risks and uncertainties associated with continuing or expanding trade disputes or restrictions and responsive actions, new or increased tariffs or export controls including on exports to China of U.S.-regulated products and technology; (viii) other risks to DuPont’s business and operations, including the risk of impairment; (ix) risks and uncertainties in connection with completing the $2 billion share buyback authorization DuPont announced on November 3, 2025, including timeline, associated costs and the possibility that the authorization may be suspended or discontinued prior to completion; and (x) other risk factors discussed in DuPont’s most recent annual report on Form 10-K, and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business or supply chain disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. DuPont assumes no obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Non-GAAP Financial Measures
Unless otherwise indicated, all financial metrics presented reflect continuing operations only.

This communication includes information that does not conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company, including allocating resources. DuPont’s management believes these non-GAAP financial measures are useful to investors because they provide additional information related to the ongoing performance of DuPont to offer a more meaningful comparison related to future results of operations. These non-GAAP financial measures supplement disclosures prepared in accordance with U.S. GAAP, and should not be viewed as an alternative to U.S. GAAP. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these Non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 15. Non-GAAP measures included in this communication are defined below. The Company has not provided forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of certain future events. These events include, among others, the impact of portfolio changes, including asset sales, mergers, acquisitions, and divestitures; contingent liabilities related to litigation, environmental and indemnifications matters; impairments and discrete tax items. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Key Terms

Significant Items

Significant items are items that arise outside the ordinary course of business for the Company, and beginning in the first quarter 2025, includes items for nonconsolidated affiliates, that the Company’s management believes may cause misinterpretation of underlying business and investment performance, both historical and future, based on a combination of some or all of the item’s size, unusual nature and infrequent occurrence. Management classifies as significant items certain costs and expenses associated with integration and separation activities related to transformational acquisitions and divestitures as they are considered unrelated to ongoing business performance. Management believes the update to the definition of significant items to include those related to nonconsolidated affiliates reflects a more accurate measure of the ongoing performance of the investment. There were no significant items associated with nonconsolidated affiliates recorded for the three and twelve month periods ended December 31, 2025 and December 31, 2024.

Future Reimbursable Indirect Costs

Indirect costs, such as those related to corporate and shared service functions allocated to the separated Electronics business, the divested Delrin® business and the Aramids business, do not meet the criteria for discontinued operations and are reported within continuing operations in all respective periods presented. The Company has, is, will or expects to be reimbursed in accordance with the applicable transition service agreements (“TSAs”) for the portion of indirect costs related to activities the Company is, will or expects to undertake on a transitional basis to support a) the divested Delrin® business, b) Qnity not beyond year end 2027 for services and 2040 for site leases and, c) the Aramids Business post the intended Aramids Divestiture, but not beyond 2028 (such indirect costs “Future Reimbursable Indirect Costs”). Services provided and costs reimbursed in accordance with the applicable TSAs include but are not limited to, costs associated with information technology services/support, product stewardship and regulatory support, facilities services, and shared property lease costs.

Future Reimbursable Indirect Costs do not meet the criteria for discontinued operations and therefore are included in both GAAP Net Income from Continuing Operations and in GAAP Cash provided by operating activities-continuing operations for all periods presented. Future Reimbursable Indirect Costs are excluded from Adjusted Earnings, Operating EBITDA and beginning in the fourth quarter 2025, from Transaction-Adjusted Free Cash Flow, each defined below. Such indirect costs that are not subject to future reimbursement are reported within continuing operations in Corporate & Other and are included within Adjusted Earnings, Operating EBITDA, and Cash provided by operating activities-continuing operations.

Corporate DDOB Remediation Costs

Corporate DDOB Remediation Costs are environmental remediation costs, including certain investigate, remediate and restoration costs, associated with discontinued or divested operations, businesses or product lines (“Corporate DDOB Remediation Costs”). Subsequent to the spin-off of Qnity and beginning with the fourth quarter of 2025, DDOB Remediation Costs are excluded from Adjusted Earnings and Operating EBITDA, as defined below, to provide better insight into the underlying business performance of the Company. This update was applied for all periods presented.

Non-GAAP Measure Definitions

Organic Sales

Organic Sales is defined as net sales excluding the impacts of currency and portfolio.

Adjusted Earnings

Adjusted Earnings is defined as income from continuing operations excluding the after-tax impact of significant items, after-tax impact of amortization expense of intangibles, the after-tax impact of non-operating pension / other post employment benefits (“OPEB”) credits / costs, Future Reimbursable Indirect Costs and Corporate DDOB Remediation Costs.

Adjusted Earnings is the numerator used in the calculation of Adjusted EPS, as well as the denominator in Adjusted Free Cash Flow Conversion.

Adjusted EPS

Adjusted EPS is defined as Adjusted Earnings per common share - diluted. Management estimates amortization expense in 2026 associated with intangibles to be about $270 million on a pre-tax basis, or approximately $0.50 per share.

Operating EBITDA, EBITDA Margin & Incremental Margin

The Company's measure of profit/loss for segment reporting purposes is Operating EBITDA as this is the manner in which the Company's chief operating decision maker ("CODM") assesses performance and allocates resources. The Company defines Operating EBITDA as earnings (i.e., “Income from continuing operations before income taxes") before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, excluding Future Reimbursable Indirect Costs, Corporate DDOB Remediation Costs, and adjusted for significant items. Reconciliations of these measures are provided on the following pages.

Operating EBITDA Margin is defined as Operating EBITDA divided by Net Sales.

Incremental Margin is the change in Operating EBITDA divided by the change in Net Sales for the applicable period.

Adjusted Free Cash Flow & Adjusted Free Cash Flow Conversion

Adjusted Free Cash Flow is defined as cash provided by/used for operating activities from continuing operations less capital expenditures and excluding the impact of cash inflows/outflows that are unusual in nature and/or infrequent in occurrence that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business liquidity. As a result, Adjusted Free Cash Flow represents cash that is available to the Company, after investing in its asset base, to fund obligations using the Company’s primary source of liquidity, cash provided by operating activities from continuing operations. Management believes Adjusted Free Cash Flow, even though it may be defined differently from other companies, is useful to investors, analysts and others to evaluate the Company’s cash flow and financial performance, and it is an integral measure used in the Company’s financial planning process. Management notes that there were no exclusions for items that are unusual in nature and/or infrequent in occurrence for the three and twelve-month periods ended December 31, 2025 and December 31, 2024.

Adjusted Free Cash Flow Conversion is defined as Adjusted Free Cash Flow divided by Adjusted Earnings. Management uses Adjusted Free Cash Flow Conversion as an indicator of our ability to convert earnings to cash.

Transaction Adjusted Free Cash Flow & Transaction Adjusted Free Cash Flow Conversion

Management believes supplemental non-GAAP financial measures including Transaction-Adjusted Free Cash Flow and Transaction-Adjusted Free Cash Flow Conversion (each defined below) provide an integral view of information on the Company's underlying business performance during this period of transformational change. Management believes the Electronics Separation and Aramids Divestiture collectively represent a significant transformational change for the Company and separation-related transaction cost payments impact comparability to the Company’s continuing operations. Management believes Transaction-Adjusted Free Cash Flow, which may be defined differently from other companies, is useful to investors, analysts and others to evaluate the Company’s cash flow and financial performance, and it is an integral measure used in the Company’s financial planning process. These non-GAAP financial measures are not intended to represent residual cash flow for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Transaction-Adjusted Free Cash Flow is defined as cash provided by/used for operating activities from continuing operations less capital expenditures and removing the impact of separation-related transaction costs and other payment and cash inflows/outflows that are unusual in nature and/or infrequent in occurrence that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business liquidity.

Transaction-Adjusted Free Cash Flow Conversion is defined as Transaction-Adjusted Free Cash Flow excluding separation-related transaction costs, divided by Adjusted Earnings.

Separation-related transaction costs and other payments include cash outflows directly associated with the Electronics Separation and the Aramids Divestiture. These costs include advisor and banking fees, payments related to establishing a new capital structure (including fees associated with interest rate swaps), capital expenditures required to facilitate physical asset separation, restructuring payments associated with senior leadership, and Future Reimbursable Indirect Costs, among other expenditures.

Future Reimbursable Indirect Costs are excluded from Adjusted Earnings and Operating EBITDA. To provide comparable data analysis, the Company has also adjusted payments associated with Future Reimbursable Indirect Costs within Separation-related transaction costs and other payments. This adjustment is intended to provide insight into the Company's underlying business performance. For the three and twelve months ended December 31, 2025, the Company adjusted $11 million and $70 million, respectively associated with Future Reimbursable Indirect Costs within Separation-related transaction costs and other payments.

For the twelve months ended December 31, 2025, the Company paid $123 million in fees associated with the settlement of interest rate swaps related to the 2048 notes, representing the allocated of the fair value of the swaps at the time of settlement, and $21 million in fees associated with the debt exchange. A total of $124 million and $144 million were reflected in Separation-related transaction costs and other payments for the three and twelve month periods ended December 31, 2025, respectively, these amounts related to achieving the post Electronics Separation capital structure.

Additionally, $4 million and $16 million were reflected in Separation-related transaction costs and other payments for the three and twelve month periods ended December 31, 2025, respectively, for expenditures incurred to complete the physical separation of shared locations.

Finally, $9 million of restructuring and other separation payments to senior leadership were reflected in Separation-related transaction costs and other payments for the three and twelve month periods ended December 31, 2025. These payments were reflected in other cash payments as they related to the establishment of the post-spin leadership structure.

DuPont de Nemours, Inc.
Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except per share amounts (Unaudited)	2025	2024	2025	2024
Net sales	$1,693	$1,689	$6,849	$6,719
Cost of sales	1,095	1,136	4,486	4,499
Research and development expenses	38	51	193	203
Selling, general and administrative expenses	262	227	1,019	976
Amortization of intangibles	71	76	291	294
Restructuring and asset related charges - net	94	9	151	57
Acquisition, integration and separation costs	36	59	203	90
Equity in (loss) earnings of nonconsolidated affiliates	(1)	—	(7)	(6)
Sundry income (expense) - net	(101)	(246)	14	(111)
Interest expense	61	84	313	366
(Loss) income from continuing operations before income taxes	$(66)	$(199)	$200	$117
Provision for income taxes on continuing operations	42	92	102	213
(Loss) income from continuing operations, net of tax	$(108)	$(291)	$98	$(96)
(Loss) income from discontinued operations, net of tax	(12)	185	(836)	834
Net (loss) income	$(120)	$(106)	$(738)	$738
Net income attributable to noncontrolling interests	6	11	41	35
Net (loss) income available for DuPont common stockholders	$(126)	$(117)	$(779)	$703

Per common share data:
(Loss) earnings per common share from continuing operations - basic	$(0.27)	$(0.70)	$0.21	$(0.23)
(Loss) earnings per common share from discontinued operations - basic	(0.03)	0.42	(2.08)	1.91
(Loss) earnings per common share - basic	$(0.30)	$(0.28)	$(1.87)	$1.68
(Loss) earnings per common share from continuing operations - diluted	$(0.27)	$(0.70)	$0.21	$(0.23)
(Loss) earnings per common share from discontinued operations - diluted	(0.03)	0.42	(2.07)	1.91
(Loss) earnings per common share - diluted	$(0.30)	$(0.28)	$(1.86)	$1.68

Weighted-average common shares outstanding - basic	413.7	418.3	417.5	419.2
Weighted-average common shares outstanding - diluted	413.7	418.3	419.2	419.2

DuPont de Nemours, Inc.
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	December 31, 2025	December 31, 2024
Assets
Current Assets
Cash and cash equivalents	$715	$1,792
Restricted cash and cash equivalents	42	6
Accounts and notes receivable - net	1,669	1,342
Inventories	1,172	1,130
Prepaid and other current assets	121	125
Assets of discontinued operations	1,856	16,380
Total current assets	$5,575	$20,775
Property, plant and equipment - net of accumulated depreciation (December 31, 2025 - $3,565; December 31, 2024 - $3,477)	3,464	3,454
Other Assets
Goodwill	7,915	7,561
Other intangible assets	2,936	3,178
Restricted cash and cash equivalents - noncurrent	—	36
Investments and noncurrent receivables	432	418
Deferred income tax assets	282	237
Deferred charges and other assets	971	977
Total other assets	$12,536	$12,407
Total Assets	$21,575	$36,636
Liabilities and Equity
Current Liabilities
Short-term borrowings	$60	$1,848
Accounts payable	995	1,054
Income taxes payable	54	79
Accrued and other current liabilities	882	784
Liabilities of discontinued operations	314	1,731
Total current liabilities	$2,305	$5,496
Long-Term Debt	3,134	5,323
Other Noncurrent Liabilities
Deferred income tax liabilities	405	524
Pension and other post-employment benefits - noncurrent	432	432
Other noncurrent obligations	1,196	1,068
Total other noncurrent liabilities	$2,033	$2,024
Total Liabilities	$7,472	$12,843
Commitments and contingent liabilities
Stockholders' Equity
Common stock (authorized 1,666,666,667 shares of $0.01 par value each; issued 2025: 409,195,445 shares; 2024: 417,994,343 shares)	4	4
Additional paid-in capital	38,718	47,922
Accumulated deficit	(24,278)	(23,076)
Accumulated other comprehensive loss	(525)	(1,500)
Total DuPont stockholders' equity	$13,919	$23,350
Noncontrolling interests	184	443
Total equity	$14,103	$23,793
Total Liabilities and Equity	$21,575	$36,636

DuPont de Nemours, Inc.
Consolidated Statement of Cash Flows

	Year Ended December 31,
In millions (Unaudited)	2025	2024
Operating Activities
Net (loss) income	$(738)	$738
(Loss) income from discontinued operations	(836)	834
Net income (loss) from continuing operations	$98	$(96)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	647	635
Provision (credit) for deferred income tax and other tax related items	13	(92)
Earnings of nonconsolidated affiliates in excess of dividends received	8	5
Net periodic pension benefit cost (credit)	3	(1)
Periodic benefit plan contributions	(44)	(43)
Net gain on sales, businesses and investments	(3)	(4)
Restructuring and asset related charges - net	151	57
Stock based compensation	38	56
Loss on debt extinguishment	99	74
Interest rate swap (gain) loss	(31)	138
Interest rate swap termination	(123)	—
Donatelle contingent earn-out true-up	(19)	—
Other net loss (income)	36	(23)
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(201)	(83)
Inventories	(10)	61
Accounts payable	61	(36)
Other assets and liabilities, net	(163)	117
Cash provided by operating activities - continuing operations	$560	$765
Investing Activities
Capital expenditures	(333)	(285)
Proceeds and adjustments to proceeds from sales of property and businesses, net of cash divested	—	(7)
Acquisitions of property and businesses, net of cash acquired	(55)	(313)
Other investing activities, net	14	43
Cash used for investing activities - continuing operations	$(374)	$(562)
Financing Activities
Changes in short-term borrowings	60	—
Distribution from Electronics at spin-off	4,100	—
Payments on long-term debt and fees	(4,134)	(687)
Purchases of common stock and forward contracts	(500)	(500)
Proceeds from issuance of Company stock	32	50
Employee taxes paid for share-based payment arrangements	(26)	(27)
Distributions to noncontrolling interests	(9)	(5)
Dividends paid to stockholders	(597)	(635)
Cash transferred to Electronics at spin-off	(664)	—
Payment of excise tax on purchase of treasury stock	(8)	(21)
Other financing activities, net	(4)	(1)
Cash used for financing activities - continuing operations	$(1,750)	$(1,826)
Cash Flows from Discontinued Operations
Cash provided by operations - discontinued operations	852	1,082
Cash used for investing activities - discontinued operations	(313)	(287)
Cash used for financing activities - discontinued operations	(118)	(21)
Cash provided by discontinued operations	$421	$774
Effect of exchange rate changes on cash, cash equivalents and restricted cash	11	(62)
Decrease in cash, cash equivalents and restricted cash	$(1,132)	$(911)
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	1,834	2,755
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	58	48
Cash, cash equivalents and restricted cash at beginning of period	$1,892	$2,803
Cash, cash equivalents and restricted cash from continuing operations, end of period	757	1,834
Cash, cash equivalents and restricted cash from discontinued operations, end of period	3	58
Cash, cash equivalents and restricted cash at end of period	$760	$1,892

DuPont de Nemours, Inc.
Net Sales by Segment and Geographic Region

Net Sales by Segment and Geographic Region	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Healthcare & Water Technologies	$821	$790	$3,233	$2,976
Diversified Industrials	872	899	3,616	3,743
Total	$1,693	$1,689	$6,849	$6,719
U.S. & Canada	$839	$845	$3,415	$3,371
EMEA [1]	357	333	1,468	1,379
Asia Pacific [2]	419	431	1,640	1,647
Latin America	78	80	326	322
Total	$1,693	$1,689	$6,849	$6,719

Net Sales Variance by Segment and Geographic Region	Three Months Ended December 31, 2025
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year (Unaudited)
Healthcare & Water Technologies	—%	3%	3%	1%	—%	4%
Diversified Industrials	—	(4)	(4)	1	—	(3)
Total	—%	(1)%	(1)%	1%	—%	—%
U.S. & Canada	2%	(2)%	—%	(1)%	—%	(1)%
EMEA [1]	(1)	3	2	5	—	7
Asia Pacific [2]	(2)	—	(2)	(1)	—	(3)
Latin America	(2)	(1)	(3)	—	—	(3)
Total	—%	(1)%	(1)%	1%	—%	—%

Net Sales Variance by Segment and Geographic Region	Twelve Months Ended December 31, 2025
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year (Unaudited)
Healthcare & Water Technologies	—%	7%	7%	1%	1%	9%
Diversified Industrials	(1)	(1)	(2)	—	(1)	(3)
Total	(1)%	3%	2%	—%	—%	2%
U.S. & Canada	—%	1%	1%	(1)%	1%	1%
EMEA [1]	(1)	4	3	2	1	6
Asia Pacific [2]	(1)	5	4	—	(4)	—
Latin America	(2)	3	1	—	—	1
Total	(1)%	3%	2%	—%	—%	2%
1.Europe, Middle East and Africa.
2.Net sales attributed to China/Hong Kong, for the three months ended December 31, 2025 and 2024 were $184 million and $188 million, respectively, while for the twelve months ended December 31, 2025 and 2024 net sales attributed to China/Hong Kong were $708 million and $763 million, respectively.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Operating EBITDA by Segment	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Healthcare & Water Technologies	$255	$246	$972	$844
Diversified Industrials	197	193	800	839
Corporate [1]	(43)	(44)	(144)	(152)
Total	$409	$395	$1,628	$1,531
1. Corporate includes expenses of the Corporate function not allocated to specific business in the Company.

Equity in Earnings of Nonconsolidated Affiliates by Segment	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Healthcare & Water Technologies	$1	$1	$2	$1
Diversified Industrials	—	—	(1)	—
Corporate [1]	(2)	(1)	(8)	(7)
Total equity earnings included in operating EBITDA (GAAP)	$(1)	$—	$(7)	$(6)
1. Corporate includes the equity interest acquired in the Delrin® Divestiture transaction.

Reconciliation of "Income from continuing operations, net of tax" to "Operating EBITDA"	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Income from continuing operations, net of tax (GAAP)	$(108)	$(291)	$98	$(96)
+ Provision for income taxes on continuing operations	42	92	102	213
Income from continuing operations before income taxes	$(66)	$(199)	$200	$117
+ Depreciation and amortization	159	163	647	635
'- Interest income [1,2]	20	19	72	74
'+ Interest expense [3]	61	84	311	365
'- Non-operating pension/OPEB benefit (costs) credits [1]	3	2	5	9
'- Foreign exchange losses, net [1]	(5)	16	(34)	(3)
+ Future reimbursable indirect costs	14	25	89	100
+ Remediation costs associated with divested businesses	4	3	12	14
+ Significant items (charge) benefit	(255)	(356)	(412)	(380)
Operating EBITDA (non-GAAP)	$409	$395	$1,628	$1,531
1.Included in "Sundry income (expense) - net".
2.The three and twelve months ended December 31, 2025 excludes accrued interest income earned on employee retention credits and interest income earned on cash held in escrow associated with the Qnity financing. Refer to details of significant items on pages 16-17.
3.The three and twelve months ended December 31, 2025 excludes interest rate swap basis amortization. Refer to details of significant items on pages 16-17.

Reconciliation of "Cash provided by operating activities - continuing operations" to Adjusted Free Cash Flow [1] , Transaction-Adjusted Free Cash Flow[1] and calculation of "Adjusted Free Cash Flow Conversion" and "Transaction-Adjusted Free Cash Flow Conversion"
	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Cash provided by operating activities (GAAP) [2] - continuing operations	$87	$161	$560	$765
Capital expenditures	(87)	(71)	(333)	(285)
Adjusted free cash flow (non-GAAP)	$—	$90	$227	$480
Separation-related transaction cost and other payments[3]	228	29	462	107
Transaction-adjusted free cash flow (non-GAAP)	$228	$119	$689	$587

Adjusted earnings (non-GAAP) [4]	$193	$165	$704	$613
Adjusted free cash flow conversion (non-GAAP)	—%	55%	32%	78%
Transaction-adjusted free cash flow conversion (non-GAAP)	118%	72%	98%	96%
1.Adjusted Free Cash Flow and Transaction-Adjusted Free Cash Flow are calculated on a continuing operations basis for all periods presented. Refer to the definitions of Non-GAAP metrics on pages 9-10 for additional information.
2.Refer to the Consolidated Statement of Cash Flows included in the schedules above for major GAAP cash flow categories as well as further detail relating to the changes in "Cash provided by operating activities - continuing operations" for the twelve month periods noted.
3.Other payments for the year ended December 31, 2025 includes $144 million for interest rate swap settlements and debt exchange fees that were related to achieving the post-spin capital structure for new DuPont, $9 million related to restructuring related compensation cash payments for certain executive officers, $16 million of separation-related capital expenditures and $70 million for Future Reimbursable Indirect Costs (as defined in our Non-GAAP definitions).
4.Refer to pages 16-17 for the Non-GAAP reconciliations of Net income from continuing operations available for DuPont common stockholders to Adjusted Earnings (Non-GAAP).

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended December 31, 2025
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported earnings (GAAP)	$(66)	$(111)	$(0.27)
Less: Significant items
Acquisition, integration & separation costs	(36)	(31)	(0.08)	Acquisition, integration and separation costs
Restructuring and asset related charges - net	(94)	(72)	(0.17)	Restructuring and asset related charges - net
Loss on debt extinguishment [4]	(114)	(88)	(0.21)	Sundry income (expense) - net
Interest rate swap mark-to-market loss [5]	(17)	(13)	(0.03)	Sundry income (expense) - net
Qnity financing [6]	6	5	0.01	Sundry income (expense) - net
Other benefits (credits), net [7]	—	—	—	Sundry income (expense) - net; Selling, general and administrative expenses
Income tax items [8]	—	(39)	(0.09)	Provision for income taxes on continuing operations
Total significant items	$(255)	$(238)	$(0.57)
Less: Amortization of intangibles	(71)	(55)	(0.13)	Amortization of intangibles
Less: Non-op pension / OPEB benefit costs	3	3	0.01	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(14)	(11)	(0.03)	Selling, general and administrative expenses
Less: Corporate DDOB remediation costs	(4)	(3)	(0.01)	Selling, general and administrative expenses
Adjusted earnings (non-GAAP)	$275	$193	$0.46

Significant Items Impacting Results for the Three Months Ended December 31, 2024
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported earnings (GAAP)	$(199)	$(294)	$(0.70)
Less: Significant items
Acquisition, integration and separation costs	(59)	(46)	(0.11)	Acquisition, integration and separation costs
Restructuring and asset related charges - net	(9)	(7)	(0.02)	Restructuring and asset related charges - net
Inventory write-offs [9]	2	1	—	Cost of sales
Interest rate swap mark-to-market loss [10]	(290)	(222)	(0.53)	Sundry income (expense) - net
Income tax items [11]	—	(106)	(0.24)	Provision for income taxes on continuing operations
Total significant items	$(356)	$(380)	$(0.90)
Less: Amortization of intangibles	(76)	(60)	(0.14)	Amortization of intangibles
Less: Non-op pension / OPEB benefit credits	2	2	—	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(25)	(19)	(0.04)	Selling, general and administrative expenses
Less: Corporate DDOB remediation costs	(3)	(2)	(0.01)	Selling, general and administrative expenses
Adjusted earnings (non-GAAP)	$259	$165	$0.39
1.Income (loss) from continuing operations before income taxes.
2.Net income (loss) from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3.Earnings (loss) per common share from continuing operations - diluted.
4.Includes $15 million of treasury transaction-related fees in addition to $99 million loss on debt extinguishment related to the Debt Exchange, Special Mandatory Redemption, Consent Solicitation and Tender Offer.
5.The three months ended December 31, 2025 includes the non-cash mark-to-market net loss related to the 2022 Swaps and 2024 Swaps and the interest settlement loss on the 2022 Swaps.
6.Includes interest income earned on cash held in escrow associated with the Qnity notes.
7.Reflects the accrued interest earned on employee retention credits ($5 million pre-tax), and a benefit related to an indemnification receivable for a tax matter ($3 million pre-tax) offset by legal costs within the Healthcare & Water segment associated with a pending intellectual property matter ($8 million pre-tax).
8.Reflects the income tax impact of certain internal restructurings related to the Electronics Separation.
9.Reflects an adjustment to raw material inventory write-offs recorded in “Cost of Sales” in connection with restructuring actions related to plant line closures within the Healthcare & Water segment.
10.The three months ended December 31, 2024 includes non-cash mark-to-market loss related to the 2022 Swaps and 2024 Swaps and the interest settlement loss on the 2022 Swaps.
11.Reflects the impact of an international tax audit.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Twelve Months Ended December 31, 2025
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported losses (GAAP)	$200	$88	$0.21
Less: Significant items
Acquisition, integration & separation costs	(203)	(162)	(0.39)	Acquisition, integration and separation costs
Restructuring and asset related charges - net	(151)	(118)	(0.28)	Restructuring and asset related charges - net
Loss on debt extinguishment [4]	(114)	(88)	(0.21)	Sundry income (expense) - net
Interest rate swap mark-to-market gain [5]	29	24	0.06	Sundry income (expense) - net; interest expense
Qnity financing [6]	15	12	0.03	Sundry income (expense) - net
Other benefits (credits), net [7]	12	9	0.01	Sundry income (expense) - net; Selling, general and administrative expenses
Income tax items [8]	—	7	0.02	Provision for income taxes on continuing operations
Total significant items	$(412)	$(316)	$(0.76)
Less: Amortization of intangibles	(291)	(227)	(0.54)	Amortization of intangibles
Less: Non-op pension / OPEB benefit credits	5	5	0.01	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(89)	(69)	(0.16)	Selling, general and administrative expenses
Less: Corporate DDOB remediation costs	(12)	(9)	(0.02)	Selling, general and administrative expenses
Adjusted earnings (non-GAAP)	$999	$704	$1.68

Significant Items Impacting Results for the Twelve Months Ended December 31, 2024
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported earnings (GAAP)	$117	$(98)	$(0.23)
Less: Significant items
Acquisition, integration and separation costs	(90)	(75)	(0.18)	Acquisition, integration and separation costs
Restructuring and asset related charges - net	(57)	(44)	(0.10)	Restructuring and asset related charges - net
Inventory write-offs [9]	(25)	(20)	(0.05)	Cost of sales
Loss on debt extinguishment [10]	(74)	(57)	(0.14)	Sundry income (expense) - net
Interest rate swap mark-to-market loss [11]	(139)	(104)	(0.25)	Sundry income (expense) - net; interest expense
Other benefits (credits), net [12]	(2)	(1)	—	Costs of sales
Income tax items [13]	7	(99)	(0.23)	Sundry income (expense) - net; Provision for income taxes on continuing operations
Total significant items	$(380)	$(400)	$(0.95)
Less: Amortization of intangibles	(294)	(231)	(0.55)	Amortization of intangibles
Less: Non-op pension / OPEB benefit credits	9	7	0.02	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(100)	(77)	(0.18)	Selling, general and administrative expenses
Less: Corporate DDOB remediation costs	(14)	(10)	(0.02)	Selling, general and administrative expenses
Adjusted earnings (non-GAAP)	$896	$613	$1.45
1.Income (loss) from continuing operations before income taxes.
2.Net income (loss) from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3.Earnings (loss) per common share from continuing operations - diluted.
4.Includes $15 million of treasury transaction-related fees in addition to $99 million loss on debt extinguishment related to the Debt Exchange, Special Mandatory Redemption, Consent Solicitation and Tender Offer.
5.The twelve months ended December 31, 2025 includes the non-cash mark-to-market net gain related to the 2022 Swaps and 2024 Swaps offset by the interest settlement loss on the 2022 Swaps. The year ended December 31, 2025 also includes basis amortization on the 2022 Swaps ($2 million pre-tax, reflected in "Interest expense" within the Consolidated Statements of Operations).
6.Includes interest income earned on cash held in escrow associated with the Qnity notes.
7.Reflects benefits related to an adjustment of the Donatelle contingent earn-out liability ($19 million pre-tax), accrued interest earned on employee retention credits ($11 million pre-tax), a benefit related to an indemnification receivable for a tax matter ($3 million pre-tax) offset by legal costs within the Healthcare & Water segment associated with a pending intellectual property matter ($22 million pre-tax).
8.Reflects the income tax impact of certain internal restructurings related to the Electronics Separation.
9.Reflects net raw material inventory write-offs recorded in “Cost of Sales” in connection with restructuring actions related to plant line closures within the Healthcare & Water segment.
10.Reflects the loss on extinguishment of debt related to the partial redemption of the 2038 notes.
11.The year ended December 31, 2024 includes non-cash mark-to-market loss related to the 2022 Swaps and 2024 Swaps and the interest settlement loss on the 2022 Swaps. The year ended December 31, 2024 also includes basis amortization on the 2022 Swaps ($1 million pre-tax, reflected in "Interest expense" within the Consolidated Statements of Operations).
12.Reflects credit for the amortization of an inventory step-up adjustment related to the Donatelle Plastics acquisition ($2 million pre-tax).
13.Reflects the impact of an international tax audit.